TYCO SUPPLEMENTAL SAVINGS
AND RETIREMENT PLAN
Frozen Effective as of January 1, 2018

i

2.34	Payment Date	9
2.35	Plan	9
2.36	Plan Administrator	9
2.37	Plan Year	9
2.38	Responsible Company	9
2.39	Retirement	9
2.40	RSIP	9
2.41	RSIP Election	9
2.42	Separation Date	9
2.43	Separation from Service	9
2.44	Separation Payment	10
2.45	SERP	10
2.46	Spillover Deferrals	10
2.47	Subsidiary Change of Control	10
2.48	TIL	10
2.49	Unforeseeable Emergency	10
2.50	Valuation Date	10
2.51	Year of Service	10

Article 3 Administration		11

3.1	Plan Administrator	11

Article 4 Eligibility for Participation		11

4.1	Current Eligible Employees	11
4.2	Future Employees	11
4.3	Prior Eligible Employees	11
4.4	Employees Acquired in Mergers and Acquisitions	11

Article 5 Basic Deferral Participation		12

5.1	Election to Participate	12
5.2	Amount of Deferral Election	12
5.3	Deferral Limits	12
5.4	Period of Commitment	12
5.5	Vesting of Compensation Deferrals	13

Article 6 Spillover Participation/Matching, Company and Discretionary Credits		13

6.1	Participant	13
6.2	Matching Credits	13
6.3	Company Credits	13
6.4	Discretionary Credits	14
6.5	Vesting of Matching, Company and Discretionary Credits	15

Article 7 Participant Account		15

7.1	Establishment of Account	15
7.2	Earnings (or Losses) on Account	15
7.3	Valuation of Account	16
7.4	Statement of Account	16
7.5	Payments from Account	16
7.6	Separate Accounting	16

Article 8 Payments to Participants		16

8.1	Annual Election	16
8.2	Change in Election	17
8.3	Cash-Out Payments	17
8.4	Death or Disability Benefit	17
8.5	Valuation of Payments	17
8.6	Unforeseeable Emergency	17
8.7	Compensation Deferral Cancellation	18
8.8	Withholding Taxes	18
8.9	Effect of Payment	18
8.10	Aggregation of Account Balance Plans	18

Article 9 Claims Procedures		18

9.1	Claim	18
9.2	Claim Decision	18
9.3	Request for Review	19
9.4	Review of Decision	19
9.5	Special Appeals Committee	19

Article 10 Miscellaneous		20

10.1	Protective Provisions	20
10.2	Inability to Locate Participant or Beneficiary	20
10.3	Designation of Beneficiary	20
10.4	No Contract of Employment	20
10.5	No Limitation on Company Actions	20
10.6	Obligations to Company	20
10.7	No Liability for Action or Omission	21
10.8	Nonalienation of Benefits	21
10.9	Liability for Benefit Payments	21
10.10	TIL Guarantee	21
10.11	Unfunded Status of Plan	22
10.12	Forfeiture for Cause	22
10.13	Governing Law	22
10.14	Severability of Provisions	22
10.15	Headings and Captions	22
10.16	Gender, Singular and Plural	22
10.17	Notice	22

TYCO SUPPLEMENTAL SAVINGS
AND RETIREMENT PLAN
Article 1
Effective Date and Purpose
1.1     Supplemental Executive Retirement Plan. Tyco International (US) Inc. (predecessor to Tyco International Management Company) established and maintained the Tyco International (US) Supplemental Executive Retirement Plan (“SERP”). The SERP provided certain of the key employees of Tyco International (US) Inc. and the key employees of its parents, subsidiaries and affiliates with benefits intended to make up for amounts that could not be contributed on their behalf as matching contributions under the Tyco International (US) Inc. Retirement Savings and Investment Plan (“RSIP”) due to certain restrictions applicable under the Internal Revenue Code of 1986, as amended. The SERP was frozen as of December 31, 2004; benefits accrued under that plan as of December 31, 2004 and no further benefits will accrue under the SERP from and after December 31, 2004. Benefits under the SERP will remain payable in accordance with the terms of the SERP. Effective January 1, 2009 the name of the SERP was changed to the Supplemental Executive Retirement Plan and was amended in order to comply with the provisions of Code Section 409A and regulations thereunder.
Deferred Compensation Plan. TME Management Corp. adopted the Tyco Deferred Compensation Plan, effective April 1, 1994, to allow a select group of key management or other highly compensated employees of the Company and its parents, affiliates and subsidiaries to defer the receipt of compensation that would otherwise be payable to them. TME Management Corp. amended and restated the Tyco Deferred Compensation Plan, effective as of January 1, 2005, to (i) rename it the Tyco Supplemental Savings and Retirement Plan (the “SSRP”), (ii) change certain of the SSRP’s provisions applicable to future deferred compensation elections, and (iii) provide for additional benefits intended to make up for contributions that cannot be made under the RSIP for the benefit of certain key employees due to certain restrictions applicable under the Code.
Sponsorship of the SSRP was transferred from TME Management Corp. to Citrine Management Corp., effective as of September 30, 2006. The name of Citrine Management Corp. was subsequently changed to Tyco International Management Company (“TIMCO Corp.”), effective as of February 8, 2007. TIMCO Corp. amended and restated the SSRP, effective as of January 1, 2008, to conform the SSRP to the requirements of Code Section 409A and the regulations and rulings promulgated thereunder and to incorporate certain amendments to the SSRP that were adopted since the SSRP’s last restatement. TIMCO Corp. again amended and restated the SSRP effective January 1, 2009 (the “2009 SSRP”). Sponsorship of the SSRP was transferred from TIMCO Corp. to Tyco International Management Company, LLC (“TIMCO”) in 2010.
1.2     Merger of SERP and SSRP. Effective as of September 28, 2012, TIMCO merged the SERP into the SSRP, with such resulting plan named the Tyco Supplemental Savings and Retirement Plan (the “Plan”). The purpose of the amendment and restatement was to combine the SERP and the SSRP into one plan document for administrative convenience, and was not intended to change the terms of either plan, or to create new or duplicate benefits. The successor provisions applicable to all benefits accrued under the SERP, including the payment of benefits accrued under the SERP which was frozen as of December 31, 2004 (subject to any changes made in such terms for benefits not vested as of December 31, 2004 in order to comply with the provisions of Code Section 409A and regulations thereunder), are set forth in Exhibit A.
The provisions of the Plan as amended and restated apply (i) to Base Salary Deferrals, Spillover Deferrals, Matching Credits, Company Credits and Discretionary Credits for Plan Years beginning on or after January 1, 2009, (ii) to Bonus Compensation Deferrals for Fiscal Years beginning on or after September 29, 2008, and (iii) to any earnings credited thereon (collectively the “2009 Deferrals”). Tyco amended and restated the Plan, effective January 1, 2016, to remove Company Credits for plan years beginning on or after January 1, 2016 and to provide for a transition benefit for certain RSIP participants who have elected a Spillover Deferral.
Deferrals prior to the 2009 Deferrals and on or after January 1, 2005 under the SSRP and earnings thereon shall continue to be administered in accordance with the terms of the Tyco Supplemental Savings and Retirement plan, amended and restated as of January 1, 2005 (attached as Exhibit B) and with any elections made thereunder. Deferrals made prior to January 1, 2005, and earnings thereon, shall continue to be administered in accordance with the terms of the Tyco Deferred Compensation Plan effective April 1, 1994 amended through May 2003 (attached as Exhibit C) and with any elections made thereunder. Exhibit C contains the applicable provisions of the Plan, including
TIMCO intends that Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code, and administered as a non-qualified, “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security of 1974, as amended (“ERISA”).
1.3     2012 Separation. On March 27, 2012 Tyco International Ltd. (“TIL”) entered into a transaction whereby the public shareholders of TIL shall be issued stock dividends consisting of the common stock of The ADT Corporation (“ADT”) and Tyco Flow Control International Ltd. (“Flow Control”) as of the September 28, 2012 separation date, as described in the Form 10 filed by ADT with the SEC on April 10, 2012, and the Forms S-1 and S-4 filed by Flow Control with the SEC on May 8, 2012 (the transaction, the “2012 Separation”). As a result of the 2012 Separation TIL, Flow Control, and ADT are no longer members of the same controlled group of corporations.
Also on March 27, 2012, TIL, Flow Control, Panthro Acquisition Co., Panthro Merger Sub, Inc., and Pentair, Inc., entered into a Merger Agreement, a form of which is attached as Exhibit 2.1 to the Form 8-K filed by TIL on March 30, 2012 (the “Merger Agreement”), whereby Flow Control’s indirect wholly owned subsidiary and Pentair, Inc., shall merge immediately following the Flow Control dividend distribution, with Pentair surviving the merger as a wholly owned indirect subsidiary of Flow Control and Flow Control renamed as Pentair Ltd.
TIL, Flow Control, and ADT entered into a Separation and Distribution Agreement, a form of which is attached as Exhibit 2.2 to the Form 8-K filed by TIL on March 30, 2012, and TIL and ADT entered into a

Separation and Distribution Agreement, a form of which was attached to the DEFM14A filed on August 3, 2012 to effect the 2012 Separation (a “Separation Agreement”).
In accordance with the Separation Agreement, (i) TIMCO shall spin off a portion of the assets and liabilities of Participants and Beneficiaries related to the SSRP and the SERP under the Plan to ADT LLC as designated by TIL and set forth on Exhibit D and (ii) TIMCO shall spin off a portion of the assets and liabilities of Participants and Beneficiaries related to the SSRP and SERP under the Plan to Tyco Valves and Controls LLC as designated by TIL and set forth on Exhibit E.
1.4     Restatement to Freeze Plan. Notwithstanding anything in this Plan to the contrary, no new Participants will be permitted, and no additional deferrals of compensation or Discretionary Credits will credited to Participants’ Accounts, effective January 1, 2018; provided, however, that Compensation Deferrals relating to Bonus Compensation earned for the 2017 Fiscal Year, Spillover Deferrals relating to the 2017 Plan Year, and Discretionary Credits relating to the 2017 Plan Year may still be credited to Participants’ Accounts after such date. The terms of the Plan will otherwise continue to apply to Participants’ Accounts until such Accounts are distributed, or the Plan is terminated, according to the terms of the Plan.
1.5     Compliance with Code Section 409A. The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Section 409A and regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the regulations promulgated thereunder.

Article 2

Definitions

For ease of reference, the following definitions will be used in the Plan:
2.1     Account. “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under the Plan or is otherwise entitled to a benefit under Article VI and shall not constitute a separate fund of assets.
2.2     Administrative Error Correction. “Administrative Error Correction” means the discretion used by the Plan Administrator to permit an Administrative Error to be corrected by allowing the affected Eligible Employee or Participant’s Enrollment and Payment Agreement to be processed as soon as practicable after December 31 (and any related payroll discrepancy to be corrected). Such processing and correction shall only be allowed to the extent permitted under Code Section 409A and the regulations and rulings promulgated thereunder. “Administrative Error” means (i) an error by an Eligible Employee or Participant to file an Enrollment and Payment Agreement, or any other similar action, following a good faith attempt, or (ii) the failure of the Plan Administrator to properly process an Eligible Employee or Participant’s Enrollment and Payment Agreement.

2.3     Affiliated Company. “Affiliated Company” shall mean (a) a corporation which, together with Tyco International Ltd., is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with Tyco International Ltd., (c) a corporation, partnership or other entity which, together with Tyco International Ltd., is a member of an affiliated service group (as defined in Section 414(m) of the Code), (d) an organization which is required to be aggregated with Tyco International Ltd. pursuant to regulations promulgated under Section 414(o) of the Code, or (e) any service recipient or employer that is within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or is with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and Section 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.
2.4     Annual Enrollment Period. “Annual Enrollment Period” shall mean the time beginning on a date specified by the Plan Administrator and ending on or before the December 15 immediately preceding the Plan Year for which such enrollment is effective. Such Annual Enrollment Period may be extended in the sole discretion of the Plan Administrator, but in no event shall such extension be later than the December 31 immediately preceding the first day of the Plan Year for which such enrollment is effective.
2.5     Base Salary. “Base Salary” means the annual rate of base salary paid to each Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to the Plan or any other non-qualified plan which permits the voluntary deferral of compensation.
2.6     Base Salary Deferral. “Base Salary Deferral” means that portion of Base Salary as to which a Participant has made an election to defer receipt pursuant to Article V.
2.7     Beneficiary(ies). “Beneficiary” or “Beneficiaries” means the person or persons designated by the Participant to receive payments under the Plan in the event of the Participant’s death as provided in Section 10.3.
2.8 Board. “Board” means the Board of Directors of TIL.

2.9     Bonus Compensation. “Bonus Compensation” means any annual performance- based cash bonus or incentive compensation payable to a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to the Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Bonus Compensation shall not include (i) any special, quarterly, or one-time bonus payment, (ii) any bonus payment earned and paid in the same fiscal year; (iii) any amount paid under any equity incentive plan (other than the Annual Performance Bonus paid under the Tyco International Ltd. 2004 Stock and Incentive Plan) or successor plan or (iv) any bonus payment paid after Separation from Service.
2.10     Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which a Participant has made an election to defer receipt pursuant to Article V.
2.11     Cause. “Cause” means a Participant’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).
2.12     Change of Control. “Change of Control” means any of the following events:
(a)     any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) TIL or any subsidiary company (wherever incorporated) of TIL as defined by Section 86 of the Companies Act 1981 of Bermuda, as amended (a “Subsidiary”) or (ii) any employee benefit plan of TIL or any Subsidiary (or any person or entity organized, appointed or established by TIL for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of TIL), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of TIL representing more than 30 percent of the combined voting power of TIL’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by TIL;
(b)     persons who, as of the Amendment Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of TIL subsequent to the Amendment Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;
(c)     consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of TIL (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of TIL immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns TIL or all or substantially all of TIL’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of TIL; or
(d)     approval by the stockholders of TIL of a complete liquidation or dissolution of TIL.
2.13     Code. “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).
2.14     Commission Compensation. “Commission Compensation” means any commission earned by a Participant as of any date of reference before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to the Plan or any other non-qualified plan which permits the voluntary deferral of compensation.
2.15     Company. “Company” means Tyco International Management Company, LLC, a Nevada LLC, its parents, subsidiaries, affiliates and successors (excluding any parent, subsidiary or affiliate that has not been approved by Tyco International Management Company, LLC for participation in the Plan). Where the context so requires, “Company” used in reference to a Participant means the specific entity that is part of the Company as defined herein that employs the Participant at any relevant time.
2.16     Company Credit. “Company Credit” means an amount credited by the Company for the benefit of a Participant pursuant to Section 6.3.
2.17     Compensation. “Compensation” means an Eligible Employee’s (i) Base Salary as in effect from time to time during a Plan Year and (ii) Commission Compensation earned during a Plan Year, and (iii) Bonus Compensation earned for an applicable Fiscal Year. For purposes of determining a Participant’s Company Credits under Section 6.3 and Discretionary Credits under Section 6.4 for any Plan Year, Compensation shall include only Base Salary, Bonus Compensation and Commission Compensation actually paid to the Participant during such Plan Year. For purposes of Spillover Deferral elections under Section 6.1, Compensation shall not include Commission Compensation. In no event shall any of the following items be treated as Compensation hereunder: (i) Payments from the Plan or any other Company nonqualified deferred compensation plan; (ii) income from the exercise of non-qualified stock options, from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) reimbursement for moving expenses or other relocation expenses; (iv) mortgage interest differentials; (v) payment for reimbursement of taxes; (vi) international assignment premiums, allowances or other reimbursements; (vii) any special, quarterly, or one-time bonus payments; (viii) any bonus payments earned and paid in the same Fiscal Year; and (ix) any other payments as determined by the Plan Administrator in its sole discretion prior to the beginning of any Plan Year or Fiscal Year.

2.18     Compensation Deferral. “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article V or Section 6.1. A Participant’s Compensation Deferral may consist of Base Salary Deferrals, Bonus Compensation Deferrals, Spillover Deferrals, or a combination, as applicable to the Participant.
2.19 Direct Transfer Employer. Direct Transfer Employer means a company or any of its subsidiaries or affiliates set forth on Exhibit D or Exhibit E.
2.20     Direct Transfer In Participant. “Direct Transfer In Participant” means an employee who (i) begins employment with the Company after the Effective Date and on or prior to December 31, 2012, (ii) immediately prior to beginning employment with the Company was an employee of a Direct Transfer Employer and (iii) participated in the Direct Transfers Employers plan that was spun-off pursuant to the Separation Agreement. A Direct Transfer In Participant shall receive credit for Years of Service for all purposes under this Plan, including vesting in Company and Matching Credits, for years of service under the plan in which the employee participated with a Direct Transfer Employer.
2.21     Direct Transfer Out Participant. “Direct Transfer Out Participant” means a Participant who after the Effective Date and on or prior to December 31, 2012, terminates employment with the Company and immediately thereafter begins employment with a Direct Transfer Employer or an affiliate of such.
2.22     Disability. “Disability” means that a Participant either (i) has been determined to be eligible for Social Security disability benefits or (ii) is eligible to receive benefits under the Company’s long-term disability program as in effect at the time of disability.
2.23     Discretionary Credit. “Discretionary Credit” means any amount credited to a Participant’s Account under Section 6.4.
2.24     Effective Date and Amendment Effective Date. “Effective Date” means the original effective date of the Plan, which is April 1, 1994. “Amendment Effective Date” means the effective date of this amendment and restatement of the Plan, which is January 1, 2016.
2.25     Eligible Employee. “Eligible Employee” for all purposes under the Plan (other than eligibility for a Company Credit prior to January 1, 2016 under Section 6.3) includes any employee of the Company who is (i) a U.S. citizen or a resident alien permanently assigned to work in the United States, (ii) paid on the United States payroll (other than Puerto Rico), (iii) either (a) subject to the requirements of Section 16(a) of the Exchange Act, (b) included in career bands 1, 2 and 3 of the Company’s pay scale, or (c) included in career band 4 with a grade 10 or greater of the Company’s pay scale, (iv) expected to be paid a Base Salary for the next relevant Plan Year for which the individual is completing an Enrollment and Payment Agreement that equals or exceeds the “highly compensated employee” dollar threshold under Section 414(q)(1)(B) in effect during the Plan Year in which the individual enrolls and (v) has management responsibility; provided that there shall be no new Eligible Employees after December 31, 2017. Solely for purposes of determining eligibility for Company Credits prior to January 1, 2016 under Section 6.3, “Eligible Employee” includes any employee of the Company who meets the requirements set forth in (i) and (ii) above and who, for a relevant Plan Year that began prior to January 1, 2016, is paid Compensation in excess of the limitation on includible compensation under Section 401(a)(17) of the Code. Notwithstanding the foregoing, employees eligible to participate in any “Non-US Tyco Retirement Plan” shall not be Eligible Employees for purposes of the Plan. A “Non-US Tyco Retirement Plan” is defined as any pension or retirement plan, program or scheme established outside the US that is either sponsored by a non-US Tyco Affiliated Company or is mandated by a governmental body or under the terms of a bargaining agreement and shall include any termination or retirement indemnity program and the national social security arrangements in Italy, Portugal and Spain, but shall exclude national social security arrangements in any other country.
2.26     Enrollment and Payment Agreement. “Enrollment and Payment Agreement” means the authorization form that an Eligible Employee files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year, and/or to elect the timing and form of distribution for Company Credits or Discretionary Credits for a Plan Year.
2.27     Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.28 Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which is the 52- or 53-week period ending on the Friday nearest September 30 of each calendar year.
2.29     In-Service Payment. “In-Service Payment” has the meaning set forth in Section 8.1.
2.30     Matching Credit. “Matching Credit” means an amount credited to a Participant’s Account under Section 6.2.
2.31     Maximum Matching Percentage. “Maximum Matching Percentage” for any Plan Year means the maximum matching contribution percentage available under the RSIP for such Plan Year (disregarding any limit on the amount of matching contributions to the RSIP imposed as a result of the operation of the limitations in Sections 401(a)(17), 402(g) or 415(c) of the Code, or any other limit imposed by the Plan or the Plan Administrator in its sole discretion); provided, that for any Participant who is employed by ADT or an ADT business unit, the Maximum Matching Percentage hereunder for any Plan Year shall be the maximum matching contribution percentage applicable to such Participant under the plan formula of the RSIP in which he or she participates.
2.32     Measurement Funds. “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Plan Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article VII below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator; provided, that if the Measurement Funds hereunder correspond with funds available for investment under the RSIP, then, unless the Plan Administrator otherwise determines in its discretion, any addition, removal or replacement of investment funds under the RSIP shall automatically result in a corresponding change to the Measurement Funds hereunder.

2.33     Participant. “Participant” means any employee who satisfies the eligibility requirements set forth in Article IV and a Direct Transfer In Participant. In the event of the death or incompetency of a Participant, the term means his or her personal representative or guardian.
2.34     Payment Date. “Payment Date” means the time period beginning on March 1 and ending on March 15 in each respective Plan Year.
2.35     Plan. “Plan” means the Tyco Supplemental Savings and Retirement Plan, as amended and restated, and as amended from time to time hereafter.
2.36     Plan Administrator. “Plan Administrator” means the administrative committee appointed by Tyco International Management Company to manage and administer the Plan (or, where the context so requires, any delegate of the Plan Administrator).
2.37     Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.
2.38     Responsible Company. “Responsible Company” has the meaning assigned to that term in Section 10.9.
2.39     Retirement. “Retirement” means Separation from Service (other than for Cause) (i) after attaining age 55 and (ii) with a combination of age and Years of Service at separation totaling at least sixty.
2.40     RSIP. “RSIP” means the Tyco International Retirement Savings and Investment Plan (or any successor plan) applicable to a Participant.
2.41     RSIP Election. “RSIP Election” means the percentage of the Participant’s compensation that he or she has elected to contribute on a pre-tax basis to the RSIP for a Plan Year, determined at the beginning of such Plan Year.
2.42     Separation Date. “Separation Date” means the last day of a Participant’s active employment with the Company before incurring a Separation from Service without regard to any compensation continuation arrangement, as determined by the Plan Administrator in its sole discretion.
2.43     Separation from Service. “Separation from Service” or “Separates from Service” means a Participant’s separation from service with the Company within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder. A Separation from Service occurs when the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of services the Participant would perform after such date would permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period. Additionally, a Separation from Service occurs with respect to Employees who experience a Subsidiary Change of Control, even if such Employees remain employed by the affected subsidiary following the Subsidiary Change of Control.

2.44     Separation Payment. “Separation Payment” has the meaning set forth in Section 8.1.
2.45     SERP. “SERP” means the Tyco International Supplemental Executive Retirement Plan.
2.46     Spillover Deferrals. “Spillover Deferrals” means Compensation Deferrals credited to the Account of a Participant as a result of an election made for a Plan Year by such Participant in accordance with the terms of Section 6.1.
2.47     Subsidiary Change of Control. “Subsidiary Change of Control” means a change of control within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of such corporation.
2.48 TIL. “TIL” means Tyco International Ltd., a Swiss corporation.
2.49     Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant or the Participant’s spouse, Beneficiary or dependents within the meaning of Code Section 409A(a)(2)(B)(ii) and the regulations and rulings promulgated thereunder.
2.50     Valuation Date. “Valuation Date” means February 28 for distributions paid on the Payment Date. If February 28 is not a business day on which the New York Stock Exchange is open, the Valuation Date shall be the first prior business day on which the New York Stock Exchange is open. For distributions that are paid after the Payment Date either due to the delay for specified employees set forth in Section 10.19 or due to an administrative error that is corrected within the same Plan Year, the Valuation Date shall be the date immediately prior to the date that the distributions are processed.
2.51     Year of Service. “Year of Service” means a Year of Service as determined under the RSIP.

Article 3

Administration
3.1     Plan Administrator. Subject to Section 9.5, the Plan shall be administered by the Plan Administrator, which shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. All decisions and determinations by the Plan Administrator shall be final and binding on the Company, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

Article 4

Eligibility for Participation
4.1     Current Eligible Employees. Any Eligible Employee who on the Effective Date (i) has a current Compensation Deferral in effect, or (ii) is entitled to a Company Credit prior to January 1, 2016 or a Discretionary Credit shall be deemed a Participant as of the date of such election or entitlement. An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account. In addition, a Direct Transfer In Participant shall be a Participant upon commencing employment with the Company.
4.2     Future Employees. Prior to January 1, 2018, any future Eligible Employee, other than Prior Eligible Employees, will be eligible to become a Participant for the first full pay period following the date on which he makes an initial election to participate (subject to any limitations set forth herein). No Eligible Employee may become a Participant pursuant to this Section 4.2 after December 31, 2017.
4.3     Prior Eligible Employees. Prior to January 1, 2018, any Eligible Employee who incurred a Separation from Service from the Company or who elected to cancel his or her Compensation Deferral election pursuant to the reasons set forth in Section 8.7 of the Plan and who previously participated in the Plan, the SSRP or any other nonqualified deferred compensation plan maintained by the Company or any of its Affiliates will be eligible to become a Participant during the Annual Enrollment Period immediately following the Prior Eligible Employee’s date of re-employment or date of Compensation Deferral cancellation. No Eligible Employee may become a Participant pursuant to this Section 4.3 after December 31, 2017.
4.4     Employees Acquired in Mergers and Acquisitions. In the event that, prior to January 1, 2018, an individual becomes an employee of the Company due to a merger or acquisition, such Employee shall not be eligible to participate in the Plan until such time that participation is approved by the Company via amendment of the Plan, corporate resolution or pursuant to the terms of the applicable purchase agreement, even if such employee is hired by the Company and would otherwise be eligible to participate in the Plan.

Article 5

Basic Deferral Participation
5.1 Election to Participate.
(a)     Election Procedure. Prior to January 1, 2018, an Eligible Employee may elect, by filing an Enrollment and Payment Agreement with the Plan Administrator, a Compensation Deferral with respect to (i) Base Salary payable in a Plan Year and (ii) Bonus Compensation earned for the Fiscal Year that ends within the Plan Year and payable after the close of such Fiscal Year. Such Enrollment and Payment Agreement may be filed by such method as may be established by the Plan Administrator, including electronically. Enrollment and Payment Agreements for all such Compensation Deferrals for a Plan Year (or the Fiscal Year that ends in such Plan Year) must be filed with the Plan Administrator during the Annual Enrollment Period. An individual who first becomes an Eligible Employee in any Plan Year (other than Prior Eligible Employees) may file an initial partial-year Enrollment and Payment Agreement, no later than 30 days after first becoming an Eligible Employee, which shall be applicable to Base Salary payable for the remainder of such Plan Year (but only for pay periods following the filing of such election).
(b)     Mid-Year Election for Eligible Employees. An individual who first becomes an Eligible Employee on or after December 1 of any Plan Year but prior to December 31 of such Plan Year may file an initial Enrollment and Payment Agreement, no later than such December 31, which shall be applicable to Base Salary for the next Plan Year and/or Bonus Compensation earned for the Fiscal Year that ends within the next Plan Year and payable after the close of such Fiscal Year.
(c)     Administrative Error. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.
(d)     No Compensation Deferrals After 2017. Notwithstanding anything to the contrary in this Plan, no deferral elections may be made with respect to Compensation earned in Plan Years after 2017.
5.2     Amount of Deferral Election. Pursuant to each Enrollment and Payment Agreement for a Plan Year a Participant shall irrevocably elect to defer as a whole percentage: (i) up to 50% of his or her Base Salary for the applicable Plan Year (or remainder of the year, as the case may be) and/or (ii) up to 100% of his or her Bonus Compensation (net of required withholding) for the applicable Fiscal Year.
5.3     Deferral Limits. The Plan Administrator may change the minimum or maximum deferral percentages from time to time. Any such limits shall be communicated by the Plan Administrator prior to the due date for the Enrollment and Payment Agreement. Amounts deferred under the Plan will not constitute compensation for any Company-sponsored qualified retirement plan.
5.4     Period of Commitment. A Participant’s Enrollment and Payment Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan or Fiscal Year (or the remainder of the current year, as applicable), unless otherwise allowed by the Plan Administrator in its sole discretion; provided, however, that nothing herein gives the Plan Administrator the authority to suspend Compensation Deferrals made pursuant to an Enrollment and Payment Agreement other than for Disability or an Unforeseeable Emergency (as determined by the Plan Administrator in accordance with Section 8.6 herein).

5.5     Vesting of Compensation Deferrals. Compensation Deferrals, and earnings credited thereon, shall be 100% vested at all times (subject to Section 10.11).
Article 6

Spillover Participation/Matching, Company and Discretionary Credits
6.1     Spillover Election. Any Eligible Employee may elect to make Spillover Deferrals for a Plan Year prior to 2018. Such election may be made by filing an Enrollment and Payment Agreement with the Plan Administrator during the Annual Enrollment Period. Such election shall be deemed an irrevocable commitment by such Participant to defer hereunder a percentage of his or her periodic Compensation equal to the Participant’s RSIP Election for such Plan Year, with such deferrals commencing at the time the Participant’s pre-tax RSIP contributions are suspended for the Plan Year as the result of the imposition of any limitations in Sections 401(a)(17), 402(g) or 415(c) of the Code, or any other limit imposed by the Plan, RSIP or the Plan Administrator in its sole discretion) and continuing for the remainder of the Plan Year; provided, that a Participant who elects to make Spillover Deferrals will be deemed to have made a commitment to maintain his or her RSIP Election in effect for the entire Plan Year (up to the time of such suspension) without change. Notwithstanding the foregoing, to the extent necessary, the Plan Administrator may permit an Administrative Error Correction.
6.2     Matching Credits. An Eligible Employee who has elected to make Compensation Deferrals for a Plan Year shall receive Matching Credits, equal to the Participant’s Maximum Matching Percentage multiplied by (i) the dollar amount of the Participant’s Compensation Deferrals under Section 5.1 for such Plan Year on Compensation up to the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code, and (ii) the amount of Compensation for such Plan Year from which Spillover Deferrals (if any) are made under Section 6.1 (disregarding any such Compensation that exceeds the applicable annual dollar limitation set forth in Section 401(a)(17) of the Code). In addition, a Participant (i) who has elected to make Spillover Deferrals for the 2015 and/or the 2016 Plan Year and (ii) for whom Spillover Deferrals are actually made for the 2015 and/or 2016 Plan Year(s), as applicable, shall receive the Transition Employer Matching Contributions (as defined in the RSIP) (if any) for such applicable Plan Year(s) as a contribution to such Participant’s Account, and such Transition Employer Matching Contribution shall be considered a Matching Credit for purposes of the Plan. Matching Credits shall be credited to a Participant’s Account at such time or times as may be determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually.
6.3 Company Credits.
(a)     Company Credits shall not be credited to a Participant’s Account for any Plan Year that begins on or after January 1, 2016.
(b)     A Participant who was an Eligible Employee for purposes of this Section 6.3 for any Plan Year that began prior to January 1, 2016 received Company Credits for such Plan Year in an amount equal to the Participant’s Maximum Matching Percentage for such Plan Year multiplied by the Participant’s Compensation in excess of the annual dollar limitation set forth in Section 401(a)(17) of the Code for such Plan Year. Company Credits were credited to a Participant’s Account at such time or times as were determined by the Plan Administrator in its sole discretion, but in no event less frequently than annually, as of the last day of a Plan Year (provided that no such Company Credits were credited following December 31, 2015). A Participant who elected to make Compensation Deferrals for a Plan Year that began prior to January 1, 2016, and who received a Company Credit for such Plan Year, shall have the portion of his Account attributable to such Company Credit, if vested, distributed as specified in his Enrollment and Payment Agreement for such Plan Year. A Participant who did not elect to make Compensation Deferrals for a Plan Year that began prior to January 1, 2016, but who received a Company Credit for such Plan Year, was required to file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Company Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Company Credit, if vested. For Plan Years beginning prior to January 1, 2013, if such Participant did not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she were deemed to have elected to have the portion of his Account attributable to such Company Credit paid (if vested) as an In-Service Payment in a single lump-sum in the fifth Plan Year following the Plan Year for which each such Company Credit was received. For Plan Years beginning after December 31, 2012 but prior to January 1, 2016, if such Participant did not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she were deemed to have elected to have the portion of his Account attributable to such Company Credit earned after December 31, 2012, paid (if vested) as a Separation Payment in a single lump sum.
6.4    Discretionary Credits.
(a)     Discretionary Credits shall not be credited to a Participant’s Account for any Plan Year that begins on or after January 1, 2018.
(b)     A Participant who is an Eligible Employee for any Plan Year that began prior to January 1, 2018 may receive a Discretionary Credit for such Plan Year. Such credit shall be in such amount as may be determined by the Company in its sole discretion, and shall be credited to the Participant’s Account at such time or times as may be determined by the Company in its sole discretion. A Participant who has elected to make Compensation Deferrals for a Plan Year, and who receives a Discretionary Credit for such Plan Year, shall have the portion of his Account attributable to such Discretionary Credit (if vested) distributed as specified in his Enrollment and Payment Agreement for such Plan Year. A Participant who has not elected to make Compensation Deferrals for a Plan Year, but who receives a Discretionary Credit for such Plan Year, shall file with the Plan Administrator an Enrollment and Payment Agreement as soon as practical (but no later than 30 days) after becoming eligible for such Discretionary Credit, electing the timing and form of payment of the portion of the Participant’s Account attributable to such Discretionary Credit (if vested). For Discretionary Credits earned prior to January 1, 2012, if such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Discretionary Credit, paid (if vested) as an In-Service Payment in a single lump sum in the fifth Plan Year following the Plan Year for which each such Discretionary Credit was received. For Plan Years beginning after December 31, 2012, if such Participant does not file an Enrollment and Payment Agreement by the date specified by the Plan Administrator, he or she shall be deemed to have elected to have the portion of his Account attributable to such Discretionary Credit earned after December 31, 2012, for which the Participant does not have in effect an Enrollment and Payment Agreement paid (if vested) as a Separation Payment in a single lump sum.

6.5     Vesting of Matching, Company and Discretionary Credits. Except as otherwise provided below for a Direct Transfer Out Participant, the portion of a Participant’s Account attributable to Matching Credits and Company Credits shall become 100% vested upon the completion of three Years of Service (subject to Section 10.11). The portion of a Participant’s Account attributable to Matching Credits and Company Credits shall also become 100% vested (i) if he or she Separates from Service by reason of his or her death, Disability or Retirement, or (ii) upon the occurrence of a Change of Control (other than a Subsidiary Change of Control). The portion of a Participant’s Account attributable to Discretionary Credits shall become 100% vested upon the date and/or upon the occurrence of the event(s) specified by the Company in its sole discretion (subject to Section 10.11). The portion of a Direct Transfer Out Participant’s Account attributable to Matching Contributions and Company Credits shall be 100% vested.

Article 7

Participant Account
7.1     Establishment of Account. The Plan Administrator shall establish and maintain an Account with respect to each Participant’s annual Compensation Deferrals, Matching Credits, Company Credits, and/or Discretionary Credits, as applicable. Compensation Deferrals pursuant to Section 5.1 and Spillover Deferrals pursuant to Section 6.1 shall be credited by the Plan Administrator to the Participant’s Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election. The Participant’s Account shall be reduced by the amount of payments made to the Participant or the Participant’s Beneficiary pursuant to the Plan, and any forfeitures.
7.2     Earnings (or Losses) on Account. Participants must designate, on an Enrollment and Payment Agreement or by such other means as may be established by the Plan Administrator, the portion of the credits to their Account that shall be allocated among the various Measurement Funds. In default of such designation, credits to a Participant’s Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion. A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as elected by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund. Notwithstanding that the rates of return credited to Participant’s Accounts are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under the Plan in such Measurement Funds or in any other investment funds. Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate the Funds to which his or her Account is deemed to be allocated.

7.3     Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 7.2, less the amounts theretofore deducted from such Account.
7.4     Statement of Account. The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of his or her Account.
7.5     Payments from Account. Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated. If a payment is not made by the designated Payment Date under the Plan, the payment shall be made as soon as administratively practicable, but not later than December 31 of the calendar year in which the designated Payment Date occurs.
7.6     Separate Accounting. If and to the extent required for the proper administration of the vesting or payments provisions of the Plan, the Plan Administrator may segregate a Participant’s Account into sub-accounts on the books and records of the Plan, all of which subaccounts shall, together, constitute the Participant’s Account.

Article 8

Payments to Participants
8.1     Annual Election. Except as otherwise provided in Sections 6.3, 6.4, 8.3 or 8.4, any portion of the Participant’s Account attributable to his or her Compensation Deferrals, vested Matching Credits, vested Company Credits or vested Discretionary Credits for a Plan Year shall be distributed as a payment to be made or to commence following the Participant’s Separation from Service (“Separation Payment”) or as a payment to be made or to commence at a specified date, without reference to the Participant’s Separation from Service (an “In-Service Payment”). Separation Payments and In-Service Payments shall be made in one of the following methods, as elected by the Participant in the Enrollment and Payment Agreement filed with the Plan Administrator for such Plan Year: (i) one lump sum; or (ii) annual installments payable over up to fifteen years. A Separation Payment shall be made, or shall commence on the Payment Date of the year following the year in which the Participant’s Separation Date occurs. An In-Service Payment shall be made, or shall commence on the Payment Date during the payment year designated by the Participant in the applicable Enrollment and Payment Agreement, which year shall be no earlier than the fifth Plan Year following the Plan Year for which the initial filing of the Enrollment and Payment Agreement was made with respect to that In-Service Payment (provided, that if the Participant Separates from Service before the scheduled payment year for one or more In-Service Payments, such payment shall instead be made, or shall commence, on the Payment Date of the year following the year in which the Participant’s Separation Date occurs).

8.2     Change in Election. Subject to Section 10.19, a Participant may change the payment year and/or the form of an existing In-Service Payment election for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least 12 months prior to the original payment year (in the case of installment payments, the year of the first scheduled installment payment), provided that such new election delays the payment year by at least five years from the original payment year, and provided, further, that such change in election shall not be effective until 12 months from the date it is filed. Notwithstanding the foregoing, no change in the form of payment may accelerate In-Service Payments. No change in payment year or form of payment may be made with respect to a Separation Payment once elected. In addition, a Participant’s reemployment following the commencement of installment payments shall not cause any suspension or interruption in such installment payments.
8.3     Cash-Out Payments. Notwithstanding any election made under Section 8.1 or Section 8.2, if the total value of the Participant’s Account on the first day of the Plan Year following his or her Separation Date is $5,000 or less when combined with all “account balance plans,” as described in Section 8.10, then the Participant’s Account shall be paid to the Participant in one lump sum on the Payment Date of the year following the year in which the Participant’s Separation Date occurs.
8.4     Death or Disability Benefit. Upon the death or Disability of a Participant, the Participant or the Participant’s Beneficiary, as applicable, shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made within 90 days of the date of the Participant’s death or Disability. Such payment shall be in an amount equal to the value of the Participant’s Account of the last day of the calendar quarter following the Participant’s death or Disability, with the Measurement Funds being deemed to have been liquidated on that date to make the payment.
8.5     Valuation of Payments. Any lump sum benefit under Sections 8.1, 8.2 or 8.3 shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) on the Valuation Date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment. The first annual installment payment in a series of installment payments shall be equal to (i) the value of the Participant’s Account (or relevant portion thereof) on the Valuation Date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (ii) the number of installment payments elected by the Participant. The remaining installments shall be paid in an amount equal to (x) the value of such Account (or relevant portion thereof) on the Valuation Date, with the Measurement Funds being deemed to have been liquidated on that date to make the payment, divided by (y) the number of remaining unpaid installment payments.
8.6     Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Participant shall be paid from that portion of his or her Account resulting from Compensation Deferrals, within 90 days following such determination, an amount necessary to meet the Unforeseeable Emergency need, after deduction of any and all taxes as may be required pursuant to Section 8.8.

8.7     Compensation Deferral Cancellation. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect to cancel his or her Compensation Deferral election due to a Disability or Unforeseeable Emergency. Following such cancellation, a Participant shall be a Prior Eligible Employee in accordance with Section 4.3 of the Plan and may elect to recommence participation in the Plan, provided that the Participant satisfies the requirements to be an Eligible Employee, on a subsequent Annual Enrollment Date in accordance with Sections 5.1 and 6.1 of the Plan.
8.8     Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
8.9     Effect of Payment. The full payment of the applicable benefit under this Article VIII shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of the Plan, and the Participant’s (and Beneficiary’s) rights under the Plan shall terminate.
8.10     Aggregation of Account Balance Plans. Pursuant to Treas. Reg. Section 1.409A-1(c)(2), all “account balance plans,” as defined in Treas. Reg. Section 1.409A-1(c)(2)(A)(1)-(2), including the Plan, shall be treated as deferred under a single plan.
Article 9

Claims Procedures
9.1     Claim. A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Plan Administrator, setting forth his or her claim for benefits.
9.2     Claim Decision. The Plan Administrator shall reply to any claim filed under Section 9.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant, setting forth:
(a) the specific reason or reasons for such denial;
(b)     the specific reference to relevant provisions of the Plan on which such denial is based;
(c)     a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;
(d)     appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;
(e)     the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof; and
(f)     the Participant’s right to bring an action for benefits under Section 502 of ERISA.

9.3     Request for Review. Within 60 days after the receipt by the Participant of the written explanation described above, the Participant may request in writing that the Plan Administrator review its determination. The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Plan Administrator. If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and estopped from challenging the determination.
9.4     Review of Decision. After considering all materials presented by the Participant, the Plan Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of the Plan on which the decision is based. The decision on review shall normally be made within 60 days after the Plan Administrator’s receipt of the Participant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Participant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s right to bring an action for benefits under Section 502 of ERISA. All decisions on review shall be final and shall bind all parties concerned.
9.5     Special Appeals Committee. Notwithstanding the above, any claim, or appeal of a claim denial, under the Plan or any predecessor plan that falls within the scope of the resolution adopted by the Tyco International (US) Inc. Board of Directors on December 8, 2003 creating a committee (the “Special Appeals Committee”) with respect to benefit claims and appeals by certain former executives (“Named Executives”) as contemplated therein shall be handled by the Special Appeals Committee under and in accordance with the procedures adopted by the Special Appeals Committee, which procedures shall be incorporated by reference herein. In connection therewith, the Special Appeals Committee shall have full discretionary power and authority to interpret the Plan or any predecessor plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan or any predecessor plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan or any predecessor plan with respect to the Named Executives. All decisions and determinations by the Special Appeals Committee shall be final and binding on the Company, the Named Executives, their Beneficiaries and any other persons having or claiming an interest hereunder by or through them.

Article 10

Miscellaneous
10.1     Protective Provisions. Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Accounts in accordance with prior elections and subject to Section 10.11.
10.2     Inability to Locate Participant or Beneficiary. In the event that the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VIII.
10.3     Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Committee in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. No Beneficiary designation shall become effective until it is in writing and it is filed with the Plan Administrator. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
10.4     No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
10.5     No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
10.6     Obligations to Company. If a Participant becomes entitled to payment of benefits under the Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributed; provided, however, that such deductions cannot exceed $5,000 in the aggregate.

10.7     No Liability for Action or Omission. Neither the Company nor any director, officer or employee of the Company shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of Plan.
10.8 Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Committee’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump sum distribution and shall be paid within ninety (90) days following the Plan Administrator’s determination that the order satisfies the requirements to be a “qualified domestic relations order.”
10.9     Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the Company that employed the Participant immediately prior to the event giving rise to a payment obligation (the “Responsible Company”). No other Company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in the Plan shall be construed as creating or imposing any joint or shared liability for any such payment (other than the TIL guarantee set forth in Section 10.10 below). The fact that a Company or a parent, affiliated, subsidiary or associated company other than the Responsible Company actually makes one or more payments to a Participant or his Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Responsible Company.
10.10     TIL Guarantee. TIL guarantees the payment by the Responsible Company of any benefits provided for or contemplated under the Plan which either (i) the Responsible Company concedes are due and owing to a Participant or Beneficiary or (ii) are finally determined to be due and owing to a Participant or Beneficiary, but which in either case the Responsible Company fails to pay.

10.11     Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred and supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Except to the extent that the Company determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company’s obligations under the Plan are not assignable or transferable except to (i) any corporation or partnership which acquires all or substantially all of the Company’s assets or (ii) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
10.12     Forfeiture for Cause. Notwithstanding any other provision of the Plan, if a Participant Separates from Service for Cause, or if the Plan Administrator determines that a Participant Separates from Service for any other reason had engaged in conduct prior to his or her separation which would have constituted Cause, then the Plan Administrator may determine in its sole discretion that such Participant’s Account under the Plan shall be forfeited and shall not be payable hereunder.
10.13     Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of New York to the extent not superseded by federal law, without reference to the principles of conflict of laws.
10.14     Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
10.15     Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
10.16     Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
10.17     Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, Tyco Supplemental Savings and Retirement Plan, c/o Tyco HR Benefits, Tyco International, 6600 Congress Avenue Road, Boca Raton, FL 33487, or to such other person or entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.18     Amendment and Termination. the Plan may be amended, suspended, or terminated at any time by Tyco International Management Company (in whole or in part) in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Account determined as of the effective date of such amendment. In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by Tyco International Management Company to the extent recommended by counsel in order to conform to the requirements of Code Section 409A and regulations thereunder or to maintain the tax-qualified status of the RSIP. In the event of any suspension or termination of the Plan (or any portion thereof), payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and regulations thereunder).
10.19     Delay of Payment for Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the case of any Participant who is a “specified employee” as of the date of such Participant’s Separation from Service within the meaning of Code Section 409A and the regulations and rulings promulgated thereunder, no distribution under the Plan may be made, or may commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

Exhibit A
TYCO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FROZEN AS OF DECEMBER 31, 2004

Exhibit B
TYCO SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2005

Exhibit C
TYCO DEFERRED COMPENSATION PLAN
EFFECTIVE APRIL 1, 1994, AS AMENDED THROUGH MAY 2003

Exhibit D
PARTICIPANTS AND BENEFICIARIES UNDER THE PLAN
Spun Off to ADT LLC
JUNE    ADAMS
SUSAN M.    ADOMAITIS
STEVE B.    BAKER
CONNIE W.    BENTON
MARK    BIRCHMEIER
N. D.    BLEISCH
DONALD A.    BOEREMA
THERESA H.    BOYLL
CHRISTOPHER P.    BRADFORD
TIMOTHY    BREEDEN
KATERI T.    BRUNELL
MICHAEL W.    BURTON
KENNETH    COMEFORO
FRANK A.    CONA
WILLIAM    CONNER
DOUGLAS W.    CUELLAR
JOHN R.    CURLEW
GREGORY    DALY
ROBERT    DEGENNARO
MATTHEW S.    ECKERT
GEORGIA    EDDLEMAN LITTLE
MARK N    EDOFF
DAVID L    EDWARDS
DAVID H    EPSTEIN
GREGORY P.    FARRELL
MAGIN A.    FAXAS
MOSTAFA    FAZELI
DONNA P.    FENCHEL
JOHN T.    FISHER
CHARLES W.    FISHER
JAMES    FORBES
THOMAS M.    GALLAGHER
DANIEL A.    GARRIDO

VERA I.    GAVRILOVICH
DANIEL J.    GEIGER
RAMON N.    GENEMARAS
RICHARD W.    GIBSON
JOHN    GORDON
TIMOTHY D.    GRADY
ANITA    GRAHAM
STEPHEN    GRIBBON
FURNEY J.    GRIFFIN
MARK    GRUSH
NAREN    GURSAHANEY
CYNTHIA    HAEGLEY
TIM P.    HARRIGAN
DYWANDA E.    IDLEBIRD
LEE D.    JACKSON
SCOTT W.    JOHNSON
JOANN L.    JOHNSON
JOHN D.    KELLER
JOHN C.    KENNING
MICHELE    KIRSE
WARREN D.    KNAPP
JOHN    KOCH
BRYAN E.    KRAMER
HOLLY D.    KRIENDLER
MARTIN E.    LEVENSON
EUGENE A.    LEYBA
HANNAH    LIM
LUKA    LOJK
JOHN A.    LONG
LEWIS P.    LONG
PHILIP    LUCCARELLI
SHAWN L.    LUCHT
RACHEL M.    LUEHRMANN
JACQUELINE T.    LUU
SEAN P.    MAGEE
FRANK A.    MAGYAR
TERENCE D.    MAHONEY
GEORGE A.    MANGINELLI

BRUCE J.    MAYCOCK
EDWARD F.    MCDONOUGH
TIMOTHY    MCKINNEY
LAWRENCE J.    MOSNER
LEE    MUCHNIKOFF
TERESITA M.    MUNOZ
THOMAS S.    NAKATANI
DAVIDA Y.    NELUMS
EDWARD    NOLLINGER
JOSEPH J.    O’CONNELL
TAMMIE    O’NEIL HILEND
ANGELO S.    PAGNOTTI
JULIE    PERKINSON-CARPENTER
HOWARD    PERLMAN
JOHN F.    PERRONE
JOHN M.    PICHOLA
THERESA E.    PIROLI
KENNETH M.    POPE
GREGORY S.    POPKIN
KENNETH J.    PORPORA
DANIEL A.    POWELL
EDWARD    PUZIO
ROBERT J.    RAYMOND
RONALD C.    RAYNER
ROBERT A.    RIGGS
THOMAS G.    RILEY
E. J.    ROBERTSON
ROSALIE P.    ROBINSON
MAYRA    ROBSON
DONALD    RORY
MICHAEL W.    RYAN
STEVEN C.    SHAPIRO
TIMOTHY B.    SHAY
JOSEPH    SHEEHAN
SUSAN    SLATER
DAVID K.    SMILEY
ANDREW N.    SMITH
JEFFERY T.    SMITH

RAYMOND V.    STATIS
JOHN    STRADE
KEITH    SWINIARSKI
RUSSELL F.    TATE
JON M.    TAYLOR
JACKIE W.    TEEL
LOAN M.    TON
THEODORE A.    TORRANCE
JOSE    TORRES
DEBORAH    TSAI MUNSTER
RAVI    TULSYAN
MICHAEL D.    VARTANIAN
JEFF A.    WARD
JOHN P.    WENRICH
DEBORAH A.    WILSON
PAUL D.    WOODBURY
MICHAEL    WOODROW
BERNARD I.    WORST
DENNIS R.    YANEK
ROBERT L.    YORK
YASMINE    ZYNE

Exhibit E
PARTICIPANTS AND BENEFICIARIES UNDER THE PLAN
Spun Off to Tyco Valves & Controls, Inc.
JENNIFER    ALBERT
MICHAEL ALLAN    ALLENSPACH
TIMOTHY J.    ANDERSON
GREGORY W.    ANDREWS
ELIZABETH K.    ARNOLD
WILLIAM J.    ATKINS
TED M.    AUNE
MARSHALL E.    AURNOU
PAUL N.    BECKER
JAMES F.    BERES
STEVE J.    BREWER
JOSEPH G.    BRICK
RONALD W.    BUCKLEY
MARK J.    BURRISS
CHRISTOPHER M.    BUXTON
GARY G.    CACCIATORE
MARK E.    CAMPISI
MICHAEL J.    CANDELA
FRANCO    CHAKKALAKAL
DONALD E.    CHAMPION
ERIC A.    CHRISTENSEN
WILLIAM K.    CLIFFORD
WILLIAM L.    COLLIER
WILLIAM H.    DAUGHERTY
PATRICK K.    DECKER
ANTHONY A.    DEGREGORIO
KEVIN P.    DIAZ
PASQUALE J.    D’ORSI
DANIEL S.    DORSKY
PETER RICHARD    DUMONT
DAVID    DUNBAR
RITA    DUNCAN
LARRY M.    EDWARDS

JAMES    EGAN
JOHNNY W.    ELLIS
KIMBERLEY A.    ERWIN
RANDALL P.    FACH
BRADLEY    FAULCONER
JAMES R.    FINLEY
DAVID S.    FRANCIS
JOSEPH S.    FRIEDMAN
KEVIN J.    FRIEL
DAVE L.    GAMBETTA
WAYNE EDWARD    GAN
CHAD    GAUTREAU
FRANK J.    GILHOOLY
DALE A.    GOLDEN
RICHARD A.    GRAHAM
KEVIN    GRATKOWSKI
ROBERT.    GUERCIO
PETER J.    GUYMER
KEVIN    HACKETT
GARY J.    HAIRE
S ELWOOD    HALTERMAN
MICHAEL P.    HANKS
JAMES D.    HARPER
J. SCOTT    HAZELBAKER
JOEL    HEBERT
DAVID J.    HICKEY
HECTOR M.    HINOJOSA
DAVID L.    HUGHES
ARTHUR P.    HUI
EDMUND R.    IZZI
BRENT M.    JACKSON
ROSANNE    JACUZZI
JEFFREY P.    JENSEN
STEVEN F.    JENSEN
DONALD H.    JOHNSON
MORRIS H.    JOHNSON
DOUGLAS F.    JONES
JORG H.    KASPAREK

FRANK E.    KIOLBASSA
CATHERINE    KONG
BRIAN S.    LARKIN
DANT J.    LASATER
MARTIN B.    LEE
GEORGE A.    LEMOS
LIAN    LI
SHERRY Y.    LONG
LAURA A.    LONSDALE
RODOLFO    LOPEZ
JEREMY P.    LOVE
RICHARD E.    LUNDGREN
MICHAEL C.    LUTOLF
PATRICIA    MACH
ROBERT F.    MAHON
IQBAL    MALHOTRA
JOSE    MARTIN-DAVILA
MICHAEL    MASIA
GARY D.    MAUSNER
JOHN R.    MAYER
MARK S.    MCCOLLISTER
KENNETH F.    MCCOY
MICHAEL A.    MCGEEVER
CATHERINE A.    MCINTOSH
BRIAN A.    MCLELLAND
GREGORY    MCQUEEN
JEFFREY T.    MEGNA
DAVID B.    MEGNA
STEVEN B.    MESARICK
LEO    MINERVINI
KAREN C.    MINYARD
ALBERT G.    MORALES
ROBERT E.    MORIN
THOMAS R.    MULLINS
DIANE    MYONG
MAUREEN    NASH
FRED M.    NOBLETT
DONALD C.    NOLTE

RAMESH    NUGGIHALLI
KEVIN M.    O’NEAL
STEPHEN J.    O’NEILL
CHRISTOPHER R.    OSTER
QING    PAN
DAVID A.    PARADIS
JIMMY NEIL    PARKS
JIMMY JACK    PARKS
DAVID G.    PARMAN
CHRISTOPHE    PATTYN
LORETTA S.    PELAN
THOMAS C.    PICKETT
CECIL V.    QUICK
DANIEL D.    QUINTERO
JAMES A.    REDMOND
SHERYL L.    ROBERTS UPDIKE
DAVID E.    ROECKS
MICHAEL    ROMANO
ED O.    ROSS
GUSTAVO    SALDARRIAGA
RICHARD    SANTUCCI
MICHAEL    SHANNON
KENNETH M.    SHELL
THOMAS T.    SHIPP
MARK M.    SMITH
CHRISTOPHER    STEVENS
WILLIAM F.    STREJC
JEFFREY H.    STROUD
KANNAN K.    SUNDARAM
KEVIN    TEAGUE
DAVID G.    THIBAULT
PAUL    THOMAS
STANLEY DAVID    THOMAS
JAMES C.    THOMPSON
CHRISTOPHER    TONCHEFF
MATTHEW    TOWNE
GARY G.    TROST
JAMES E.    TRZCINSKI

MAXIMO    ULLOA
SALVATORE M.    VACCARO
JOHN D    WARD
ROBERT S.    WASLEY
LAURENCE M.    WELSH
JAMES A.    WEST
JAMES A.    WEST
LARRY J.    WHITE
ROBERT B.    WHYTE
PETER D.    WIJERATNE
WAYNE A.    WILLIAMS
DAVID M.    WIRTH
TRACY    WODSKOW
JOSEPH G.    YOUNG
ERICK J.    ZIMMER